Exhibit 99.1

FOR IMMEDIATE RELEASE

TEAMSTAFF ANNOUNCES DATE OF ITS ANNUAL MEETING OF SHAREHOLDERS

Atlanta, Georgia — November 23, 2011 — TeamStaff, Inc. (Nasdaq: TSTF),  through its subsidiary DLH Solutions  Inc. is a leading healthcare and logistics services provider to the Federal Government, including the Departments of Defense and Veterans Affairs, announced today that it currently plans to hold its next Annual Meeting of Stockholders (the “Annual Meeting”) on February 16, 2012, at a location in New York City, New York to be disclosed in the Company’s proxy materials for the Annual Meeting, which will be published in January 2012. The Company is accelerating the date for its Annual Meeting in connection with its recently announced rebranding efforts.

Stockholder Proposal Deadline

The Annual Meeting date represents a change of more than 30 days from the anniversary of the Company’s Annual Meeting of Stockholders held on August 18, 2011. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the Company has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the Annual Meeting. The new deadline for the submission of the stockholder proposals is the close of business on December 23, 2011. Such proposals should be addressed to TeamStaff’s Corporate Secretary at the Company’s executive offices located at 1776 Peachtree Street, NW, Atlanta, Georgia 30309.

The Company believes that receiving stockholder proposals by this date will provide the Company a reasonable period of time to allow for the review, consideration and, if appropriate, incorporation of any such proposals before it begins to print and send its proxy materials to stockholders. Such proposals will also need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted from the Company’s proxy statement if not in compliance with applicable requirements.

About DLH Solutions (A TeamStaff, Inc. Company)

DLH Solutions serves clients throughout the United States as a full-service provider of healthcare, logistics, and technical support services to DoD and Federal agencies.  The company recently announced the rebranding of its subsidiary, TeamStaff Government Solutions, to DLH Solutions, Inc. and in early 2012, plans to convene a meeting of its shareholders to approve renaming TeamStaff, Inc. to DLH Holdings Corp.  For more information, visit the corporate web site at www.dlhcorp.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements. These statements relate to future events or TeamStaff`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans” (and similar expressions) should be considered forward looking statements. There are a number of important factors that could cause TeamStaff’s actual results to differ materially from those indicated by the forward looking statements. TeamStaff disclaims any obligation to update any forward looking statement.

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer

TeamStaff, Inc.

1776 Peachtree Street, NW

Atlanta, GA 30309

866-952-1647

Christy N. Buechler, Media Communications

TeamStaff, Inc.

678.935.1531

christy.buechler@dlhcorp.com

(Investor Relations)

Donald C. Weinberger/Adam Lowensteiner

Wolfe Axelrod Weinberger Associates, LLC

212-370-4500

don@wolfeaxelrod.com

adam@wolfeaxelrod.com

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